Exagen Inc. Reports Preliminary Fourth Quarter 2020 Testing Results

Record Testing Revenue, Adopters and AVISE CTD® Volumes

January 10, 2021 - San Diego, CA

Exagen Inc. (Nasdaq: XGN), an organization dedicated to transforming the care continuum for patients suffering from autoimmune diseases, today reported preliminary, unaudited financial results for the quarter ended December 31, 2020.
Testing revenue for the three months ended December 31, 2020 is expected to be between approximately $10.5 million and $10.8 million, an increase of 11% and 15% compared with $9.5 million in the third quarter of 2020, and an increase of 10% to 13% compared with $9.6 million in the fourth quarter of 2019. Exagen delivered a total of approximately 28,600 AVISE CTD tests, including AVISE Lupus, in the quarter, with 1,690 ordering healthcare providers, a record number of 635 adopters and a sequential quarterly retention rate of 99% among adopting healthcare providers from the prior quarter.
The above financial results exclude SIMPONI® revenue due to the nature of syndicated pharmaceutical data reporting timing. The company will provide SIMPONI revenue and consolidated revenue for the fourth quarter and full year ended December 31, 2020 when it reports its complete financial results for such periods, which is expected in March 2021. The preliminary, unaudited financial information presented in this press release is based on Exagen's current expectations and is subject to change as a result of, among other things, completion of financial closing procedures and the audit for the full year 2020.
“The fourth quarter of 2020 was strong for Exagen, despite continuing challenges from the COVID-19 pandemic. Our core testing business delivered record revenue, driven largely by record quarterly volumes for our flagship AVISE CTD test. It is also gratifying to note that we attained a record number of healthcare provider adopters in the quarter, along with another period of very high retention rates, which are indicative of the value healthcare providers place on our testing products. We believe we are firmly positioned as a leading provider of autoimmune-related testing services and have the momentum and capabilities to drive continued growth in 2021," said Ron Rocca, President and CEO of Exagen.

About Exagen Inc.

Exagen is dedicated to transforming the care continuum for patients suffering from debilitating and chronic autoimmune diseases by enabling timely differential diagnosis and optimizing therapeutic intervention. Exagen has developed and is commercializing a portfolio of innovative testing products under its AVISE brand, several of which are based on our proprietary Cell-Bound Complement Activation Products, or CB-CAPs, technology. Exagen’s goal is to enable providers to improve care for patients through the differential diagnosis, prognosis and monitoring of complex autoimmune and autoimmune-related diseases, including rheumatoid arthritis and lupus. For further information please visit www.Exagen.com.

Forward Looking Statements
Exagen cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the Company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding the Company's fourth quarter 2020 results and expectations regarding future financial and operational growth in 2021. The inclusion of forward-looking statements should not be regarded as a representation by Exagen that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Exagen’s business, including, without limitation: adjustments to the preliminary financial results in connection with completion of financial closing procedures and an audit for the 2020 fiscal year; the COVID-19 pandemic may continue to adversely affect our business, financial condition and results of operations, including as a result of shutdowns of our facilities and operations as well as those of our suppliers and courier services, impeding patient movement and interruptions to healthcare services causing a decrease in test volumes, disruptions to the supply chain of material needed for our tests, our sales and commercialization activities and our ability to receive specimens and perform or deliver the results from our tests, delays in reimbursement and coverage decisions from Medicare and third-party payors and in interactions with regulatory authorities, and delays in ongoing and planned clinical trials involving our tests; the company’s commercial success depends upon attaining and maintaining significant market acceptance of its testing products and promoted therapeutics among rheumatologists, patients, third-party payers and others in the medical community; the company’s ability to successfully execute on its Dx/Rx strategy, including its promotion efforts for SIMPONI®; third party payers not providing coverage and adequate reimbursement for the company’s testing products or promoted therapeutics; the company’s ability to obtain and maintain intellectual property protection for its testing products; regulatory developments affecting the company’s business; and other risks described in the company’s prior press releases and the Company’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the company’s Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Exagen undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Investors
Westwicke Partners
Mike Cavanaugh
Mike.Cavanaugh@westwicke.com
646.677.1838

Company
Exagen Inc.
Kamal Adawi, Chief Financial Officer
kadawi@exagen.com
760.477.5514